Exhibit 99.1
Syntel Reports First Quarter 2007 Financial Results
Highlights:
•	Q1 revenue increase of 18.8% to $75.4 million over Q1, 2006

•	Q1 Net Income increase of 27.5% to $15.4 million over Q1, 2006

•	Q1 EPS of $0.37 per diluted share

•	CapEx for the Quarter was $11.7 million

•	Quarter-Ending Headcount of 8,673 globally
TROY, Mich. – April 18, 2007 – Syntel, Inc. (SYNT), a global information technology services and Business Process Outsourcing (BPO) firm, today announced financial results for the first quarter, ended March 31, 2007.
First Quarter Financial Highlights
Syntel’s total revenue for the first quarter increased 18.8 percent to $75.4 million, compared to $63.5 million in the prior-year period and 3.2 percent sequentially from $73.1 million in the fourth quarter of 2006.
The Company’s gross margin was 39.1 percent in the first quarter, compared to 38.3 percent in the prior-year period and 38.8 percent in the fourth quarter of 2006.
During the first quarter, Syntel’s focus area of Applications Outsourcing accounted for 70 percent of total revenue, with e-Business contributing 13 percent, Business Process Outsourcing (BPO) at 12 percent and TeamSourcing at 5 percent.
The Company’s Selling, General and Administrative (SG&A) expenses were 17.2 percent in the first quarter of 2007, compared to 16.7 percent in the prior-year period and 19.3 percent in the fourth quarter of 2006. Syntel’s income from operations was 22 percent in the first quarter, compared to 21.6 percent in the prior-year quarter and 19.6 percent in the fourth quarter of 2006.
Net income for the first quarter was $15.4 million or $0.37 per diluted share, compared to $12.1 million or $0.29 per diluted share in the prior-year period and net income of $13.3 million or $0.32 per diluted share in the fourth quarter of 2006.
During the first quarter, Syntel added five new clients and launched 108 new engagements. In addition, the Company added one new “Hunting License” or preferred partnership agreement.

Operational Highlights
“Syntel recorded another solid quarter of financial and operational performance during Q1,” said Syntel Chairman and Chief Executive Officer Bharat Desai. “As an organization, we are completely focused on leveraging our full suite of ITO/BPO solutions to enable our customers to operate even more efficiently and gain competitive advantage. Our aggressive investments in People, New Services, and World-Class Infrastructure are helping us do just that.”
“During the first quarter, Syntel broke ground on our new 29-acre campus program in Chennai, as we continued to create world-class facilities for our clients as well as our employees,” said Keshav Murugesh, Syntel President and Chief Operating Officer. “We created in excess of 2,000 seats in our new Pune campus during the quarter. That now gives us more than 3,000 seats in Phase I of the Pune technology campus. From a services standpoint, our BPO and Global Testing Practices continued to show very strong growth in the quarter as these offerings continue to resonate extremely well with our clients.”
2007 Guidance
Based on current visibility levels, Syntel is updating our full-year guidance. The Company currently expects revenue in the range of $313 to $326 million and EPS between $1.28 to $1.36.
For the upcoming quarter, Syntel expects the seasonal impacts of visa processing costs as well as salary increases in India to adversely affect sequential margins and EPS.
Syntel to Host Conference Call
Syntel will discuss its first quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering “5341000” from 1:00 p.m. on April 18, 2007 until midnight on April 25, 2007. International callers may dial (706) 645-9291 and enter the same pass code.
About Syntel
Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company’s vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine’s “Best 200 Small Companies in America,” Syntel has more than 8,600 employees worldwide, is assessed at Level 5 of the SEI’s CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision
This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 15, 2007. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company’s concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.
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SYNTEL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS
	ENDED MARCH 31
	2007	2006
Net Revenues	$75,430	$63,496
Cost of revenues	45,902	39,162

GROSS PROFIT	29,528	24,334

Selling, general and administrative expenses	12,939	10,598

Income from operations	16,589	13,736

Other income, principally interest	1,243	889

Income before income taxes	17,832	14,625

Provision for income taxes	2,456	2,570

NET INCOME	$15,376	$12,055

Dividend Per Share :	$0.06	$0.06

EARNINGS PER SHARE :
Basic	$0.38	$0.30
Diluted	$0.37	$0.29

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :

Basic	40,966	40,696

Diluted	41,318	40,948

SYNTEL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	March, 31	December, 31
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$46,884	$51,555
Short term investments	41,458	42,319
Accounts receivable, net of allowance for doubtful accounts of $309 and $2,828 at March 31, 2007 and December 31, 2006, respectively	40,006	33,706
Revenue earned in excess of billings	13,083	11,947
Deferred income taxes and other current assets	17,085	13,983

Total current assets	158,516	153,510

Property and equipment	81,365	69,672
Less accumulated depreciation and amortization	33,581	31,358

Property and equipment, net	47,784	38,314

Goodwill	906	906

Deferred income taxes and other noncurrent assets	3,421	4,959

	$210,627	$197,689

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$18,612	$20,034
Income taxes payable	5,968	2,732
Accounts payable and other current liabilities	19,497	19,221
Deferred revenue	4,740	5,960

Total liabilities	48,817	47,947

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	161,810	149,742

Total liabilities and shareholders’ equity	$210,627	$197,689